Exhibit 10.2
SEVERANCE AGREEMENT
     This AGREEMENT is entered into by and between Biodel Inc. (the “Company”) and F. Scott Reding (“Mr. Reding”).
     WHEREAS, Mr. Reding entered into an Employment Agreement with the Company on November 1, 2006, which was amended and restated effective March 20, 2007 (the “Employment Agreement”);
     WHEREAS, Mr. Reding wishes to resign his employment from the Company and is, therefore, not entitled to any severance benefits pursuant to the Employment Agreement;
     WHEREAS, in consideration for Mr. Reding’s execution of this Agreement, the Company has agreed to treat Mr. Reding’s separation of employment as a termination without Cause under the Employment Agreement and pay to him the consideration provided herein, which is higher than the amounts Mr. Reding would have been entitled to receive from the Company under the Employment Agreement;
     WHEREAS, in further consideration for Mr. Reding’s execution of this Agreement, the Company has agreed to respond to reference inquiries in accordance with the statement set forth in Section 8 below; and
     WHEREAS, the parties wish to resolve amicably Mr. Reding’s resignation from the Company and establish the terms of Mr. Reding’s separation of employment;
     NOW, THEREFORE, in consideration of the promises and conditions set forth below, the sufficiency of which is hereby acknowledged, the Company and Mr. Reding agree as follows:

     1. Resignation. Mr. Reding’s effective date of resignation from the Company is November 13, 2007 (the “Resignation Date”).
     2. Severance Benefits.
     (a) Salary Continuation. Provided Mr. Reding timely executes and does not revoke this Agreement and complies with all of the provisions of this Agreement, the Company will, commencing on the Resignation Date and continuing until November 30, 2009 (the “Severance Pay Period”), continue to pay to Mr. Reding, as salary continuation, Mr. Reding’s Base Salary as set forth in his Employment Agreement, less all applicable taxes and withholdings. Notwithstanding the foregoing, because Mr. Reding is a “specified employee” as defined in Section 409A(a)(2)(B)(i) of the Internal Revenue Code (the “Code”) as determined by the Company in accordance with its procedures, by which determination Mr. Reding hereby agrees that he is bound, no portion of the payments described in this Section 2(a) shall be paid before May 14, 2008 (the “New Payment Date”), which is the day that is six (6) months plus one (1) day after his November 13, 2007 “separation from service” as determined under Section 409A. The sum total of all payments that otherwise would have been paid to Mr. Reding in accordance with this Section 2(a) during the period between his “separation from service” and the New Payment Date shall be paid to Mr. Reding in one lump sum on the New Payment Date, and any remaining payments will thereafter be paid in accordance with the original schedule set forth in this Section 2(a).
     (b) Additional Monetary Consideration. Provided Mr. Reding has complied with all of the provisions of this Agreement, the Company will, on the eighth (8th) day after Mr. Reding’s execution, timely return and non-revocation of this Agreement, pay to Mr. Reding (i) a lump-

sum payment of $11,128.02 (representing an amount equivalent to thirty (30) days pay), less all applicable taxes and withholdings; and (ii) a lump-sum payment of $80,000, less all applicable taxes and withholdings.
     (c) Stock Options. Provided Mr. Reding timely executes and does not revoke this Agreement and complies with all of the provisions of this Agreement: (i) the Company will cause to be vested, as of the Resignation Date, currently unvested options to purchase 54,575 shares of the Company’s Common Stock that were previously granted to Mr. Reding pursuant to the Stock Option Award of November 1, 2006 (the “Option Agreement”); and (ii) the Company agrees that Section 2(a)(iii) of the Option Agreement shall not apply to any options that are vested as of the Resignation Date (options to purchase a total of 90,000 shares of Common Stock, which number includes the options to purchase 54,575 shares of Common Stock referenced above) such that all such options shall remain exercisable through October 30, 2014. The Company and Mr. Reding agree that the per share exercise price of such options is no less than the fair market value of a share of Common Stock at the time of grant. Except as modified hereby, the Option Agreement shall remain in full force and effect.
     (d) COBRA Benefits. Provided that Mr. Reding timely executes and does not revoke this Agreement and complies with all of the provisions of this Agreement, and provided that Mr. Reding elects to continue receiving group medical insurance pursuant to the federal “COBRA” law, 29 U.S.C. § 1161 et. seq., the Company will continue to pay, during the Severance Pay Period, the share of the premium for health coverage that is paid by the Company for active and similarly-situated employees who receive the same type of coverage. The remaining balance of any premium costs shall be paid by Mr. Reding on a monthly basis for as long as, and to the extent that, Mr. Reding remains eligible for COBRA continuation. Following the date on which Mr. Reding is no longer eligible to receive COBRA coverage, the Company will provide continued health coverage at a benefit level comparable to that in effect at the Resignation Date, either under its own plan or a plan to be obtained by or on Mr. Reding’s behalf, for the remainder of the Severance Pay Period.
     (e) Life Insurance. Provided that Mr. Reding timely executes and does not revoke this Agreement and complies with all of the provisions of this Agreement, the Company will, within eight days following the Resignation Date, determine how to provide life insurance coverage for Mr. Reding for the Severance Pay Period. To the extent permitted by the applicable Company plans, the Company will cover Mr. Reding as a former employee under the life insurance programs at the coverage levels (and subject to all waivers of pre-existing conditions applicable to Mr. Reding on the date immediately prior to the Resignation Date) in effect for Mr. Reding immediately prior to the Resignation Date. If such coverage is unavailable, the Company shall use commercially reasonable efforts to obtain reasonably equivalent coverage on the foregoing terms. If the Company cannot obtain such coverage, it will reimburse Mr. Reding monthly during the Severance Pay Period with respect to the amounts he pays to obtain reasonably equivalent coverage on the foregoing terms. Under the continued coverage alternatives, Mr. Reding will provide the funds to the Company for premium payments for any premiums due before the New Payment Date, and the Company will pay him a lump sum payment on the New Payment Date with respect to such premiums and continue its payments for future coverage on a monthly basis during the Severance Pay Period. Under the payment in lieu alternative, the

Company will delay payments until the New Payment Date and will then pay to Mr. Reding the lump sum equivalent of the delayed payments at that time and continue payments from that date.
     (f) Disability Insurance. Provided that Mr. Reding timely executes and does not revoke this Agreement and complies with all of the provisions of this Agreement, the Company will, within eight days following the Resignation Date, determine how to provide disability insurance coverage for Mr. Reding for the Severance Pay Period. To the extent permitted by the applicable Company plans, the Company will cover Mr. Reding as a former employee under the disability insurance programs at the coverage levels (and subject to all waivers of pre-existing conditions applicable to Mr. Reding on the date immediately prior to the Resignation Date) in effect for Mr. Reding immediately prior to the Resignation Date. If such coverage is unavailable, the Company shall use commercially reasonable efforts to obtain reasonably equivalent coverage on the foregoing terms. If the Company cannot obtain such coverage on commercially reasonable terms, it will pay monthly to Mr. Reding during the Severance Pay Period an amount that equals the monthly premiums that the Company would have paid on Mr. Reding’s behalf in the month of December 2007 for purposes of maintaining his disability insurance policies. Under the continued coverage alternatives, Mr. Reding will provide the funds to the Company for premium payments for any premiums due before the New Payment Date, and the Company will pay him a lump sum payment on the New Payment Date with respect to such premiums and continue its payments for future coverage on a monthly basis during the Severance Pay Period. Under the payment in lieu alternative, the Company will delay payments until the New Payment Date and will then pay to Mr. Reding the lump sum equivalent of the delayed payments at that time and continue payments from that date.

     (g) Expense Reimbursement. Provided that Mr. Reding provides the Company with reasonable documentation therefor in a manner consistent with the Company’s policies for expense reimbursement, within eight days of the Resignation Date, the Company will pay to Mr. Reding up to $700.00 as reimbursement in full for all business expenses incurred by Mr. Reding in connection with his employment and which had not been reimbursed prior to the Resignation Date.
     (h) Withholdings and Reimbursements. The Company will withhold no more than the minimum legally required rate with respect to all payments under this Agreement for which withholdings are required. All reimbursements by the Company under this Agreement will be paid no later than the end of the calendar year following the year in which such expense was incurred.
     3. Attorneys’ Fees. Provided Mr. Reding has complied with all of the provisions of this Agreement, the Company will, on the eighth (8th) day after Mr. Reding’s execution, timely return and non-revocation of this Agreement, pay, to the order of Miller & Wrubel P.C. Attorney Trust Account on Mr. Reding’s behalf a lump-sum payment in the amount of $45,000 for Mr. Reding’s attorneys fees incurred in connection with this Agreement.
     4. Releases.
     (a) Reding Release. In consideration of the payment of the severance benefits set forth in Section 2 above and the attorneys’ fees set forth in Section 3 above, to which Mr. Reding acknowledges he would not otherwise be entitled, Mr. Reding hereby fully, forever, irrevocably and unconditionally releases, remises and discharges the Company and its respective officers, directors, stockholders, affiliates, subsidiaries, parent companies, agents and employees (each in their individual and corporate capacities) (hereinafter, the “Released Parties”) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature that Mr. Reding ever had or now has against the Released Parties, including, but not limited to, any and all claims arising out of or relating to his employment with and/or separation from the Company, including, but not limited to, all claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Americans With Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the Worker Adjustment and Retraining Notification Act (“WARN”), 29 U.S.C. § 2101 et seq., Section 806 of the Corporate and Criminal Fraud Accountability Act of 2002, 18 U.S.C. 1514(A), the Rehabilitation Act of 1973, 29 U.S.C. § 701 et seq., the Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq., the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. § 1001 et seq., Executive Order 11246, and Executive Order 11141, all as amended; all claims under the Connecticut Human Rights and Opportunities Act, Conn. Gen. Stat. § 46a-51 et seq., the Connecticut Equal Pay Law, Conn. Gen. Stat. § 31-75 et seq., the Connecticut Family and Medical Leave Law, Conn. Gen. Stat. § 31-51kk et seq., and Conn. Gen. Stat. § 31-51m (Connecticut whistleblower protection law), all as amended; all claims under the New York Human Rights Law, N.Y. Exec. Law § 290 et seq., the New York City Human Rights Law, N.Y.C. Admin. Code § 8-101 et seq., N.Y. Civ. Rights Law § 40-c et seq. (New York anti- discrimination law), the New York Equal Pay Law, N.Y. Lab. Law § 194 et seq., and the New York Whistleblower Law, N.Y. Lab. Law § 740, all as amended; all common law claims including, but not limited to, actions in defamation, intentional infliction of emotional distress, misrepresentation, fraud, wrongful discharge, and breach of contract (including, without limitation, all claims, including severance, arising out of the Employment Agreement); all claims to any non-vested ownership interest in the Company, contractual or otherwise; any claim or damage arising out of Mr. Reding’s employment with and/or separation from the Company (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above; and all claims asserted, or which could have been asserted, in any action, proceeding or litigation that Mr. Reding may have initiated against the Company prior to the execution of this Agreement before any court or governmental or administrative agency or body (collectively, “Proceedings”) (with Mr. Reding and the Company expressly agreeing, as a condition to receiving any severance benefits hereunder and to the Company’s payment of the attorneys’ fees set forth hereunder, to promptly take all action necessary or desirable to withdraw and terminate any such Proceeding with prejudice to Mr. Reding, and acknowledging that this Agreement shall not become valid or enforceable until and unless such withdrawal and termination takes effect). Notwithstanding the above: (a) nothing herein shall constitute a release of, or adversely affect in any way, Mr. Reding’s vested equity instruments interest in the Company; (b) nothing herein shall constitute a release of claims arising out of the Company’s breach of this Agreement; and (c) nothing in this Agreement prevents Mr. Reding from filing a charge with, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission or a state fair employment practices agency (except that Mr. Reding acknowledges that he may not be able to recover any monetary benefits in connection with any such claim, charge or proceeding).

          (b) Company Release. The Company, on behalf of itself and its officers, directors, affiliates, subsidiaries, agents and employees, hereby fully, forever, irrevocably and unconditionally releases, remises and discharges Mr. Reding from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature that such parties ever had or now have against Mr. Reding arising out of Mr. Reding’s employment with or separation of employment from the Company. Notwithstanding the above, nothing herein shall constitute a release of claims arising out of Mr. Reding’s breach of this Agreement.
     5. Confidentiality, Non-Disclosure, Non-Competition, and Non-Solicitation. Mr. Reding acknowledges and reaffirms his obligation to keep confidential and not disclose all non-public information concerning the Company that he acquired during the course of his employment with the Company, as set forth in Section 7 of the Employment Agreement, which Section remains in full force and effect. Mr. Reding also acknowledges and reaffirms his non-competition and non-solicitation obligations pursuant to Section 6 of the Employment Agreement, which Section also remains in full force and effect.
     6. Return of Company Property. Mr. Reding confirms that he has returned to the Company all keys, files, records (and copies thereof), equipment (including, but not limited to, computer hardware, software and printers, wireless handheld devices, cellular phones, pagers, etc.), Company identification, and any other property owned by the Company in his possession or control and has left intact all electronic documents of the Company, including but not limited to those which he developed or helped to develop during his employment. Mr. Reding specifically confirms that he has returned to the Company all confidential and proprietary information (and copies thereof) of the Company, and that he retains no such information either in electronic or hard copy. Mr. Reding confirms that he has cancelled all accounts for his benefit, if any, in the name of the Company, including but not limited to, credit cards, telephone charge cards, cellular phone and/or pager accounts and computer accounts.
     7. Return of Personal Property. Within eight days of the Resignation Date, the Company will deliver to Mr. Reding a CD-ROM with the data which was on the Company’s computer used by him which the Company believes is personal to him and not the property of the Company. The Company agrees that Mr. Reding may communicate in a reasonable manner with a technical representative of the Company with respect to accessing such data, including contact information.
     8. References. In the event of an inquiry from a potential new employer or other entity or person concerning Mr. Reding, the Company will respond by providing information consistent with the statement set forth in Attachment A.
     9. Business Expenses and Final Compensation. Mr. Reding acknowledges that, except as set forth in Section 2(g), he has been reimbursed by the Company for all business expenses incurred in conjunction with the performance of his employment and that no other reimbursements are owed to him by the Company. Mr. Reding further acknowledges that he has received payment in full for all services rendered in conjunction with his employment by the Company, including payment for all wages, bonuses, and accrued, unused vacation time, and that no other compensation is owed to him except as provided herein.

     10. Cooperation. To the extent permitted by law, Mr. Reding agrees to cooperate fully with the Company in the defense or prosecution of any claims or actions which already have been brought, are currently pending, or which may be brought in the future against or on behalf of the Company, whether before a state or federal court, any state or federal government agency, or a mediator or arbitrator. Mr. Reding’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel for the Company to prepare its claims or defenses, to prepare for trial or discovery or an administrative hearing or a mediation or arbitration and to act as a witness when requested by the Company. Mr. Reding agrees that he will notify the Company promptly in the event that he is served with a subpoena or in the event that he is asked to provide a third party with information concerning any actual or potential complaint or claim against the Company, and that he will not make any disclosure until the Company has had a reasonable opportunity to contest the right of the requesting person or entity to such disclosure.
     11. Nature of Agreement. Mr. Reding understands and agrees that this Agreement is a severance agreement and does not constitute an admission of liability or wrongdoing on the part of the Company. The Company understands and agrees that this Agreement does not constitute an admission of liability or wrongdoing on the part of Mr. Reding.
     12. Amendment. This Agreement shall be binding upon the parties and may not be abandoned, supplemented, changed or modified in any manner, orally or otherwise, except by an instrument in writing of concurrent or subsequent date signed by a duly authorized representative of the parties hereto. This Agreement is binding upon and shall inure to the benefit of the parties and their respective agents, assigns, heirs, executors, successors and administrators.

     13. Validity. Should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms, or provisions shall not be affected thereby and said illegal and invalid part, term or provision shall be deemed not to be a part of this Agreement.
     14. Non-Disparagement. Mr. Reding understands and agrees that as a condition for payment to him of the severance benefits set forth above and the payment of the attorneys’ fees on his behalf, he shall not make any false, disparaging or derogatory statements in public or private to any person or media outlet regarding the business affairs, business reputation, or financial condition of the Company or any of its directors, officers, employees, agents, or representatives. The Company will, in turn, instruct its directors and officers to refrain from making any false, disparaging, or derogatory statements about Mr. Reding.
     15. Entire Agreement. This Agreement contains and constitutes the entire understanding and agreement between the parties hereto with respect to Mr. Reding’s resignation from the Company and cancels all previous oral and written negotiations, agreements, commitments, and writings in connection therewith. Nothing in this Section 15, however, shall modify, cancel or supersede Mr. Reding’s obligations set forth in Section 5 herein.
     16. Applicable Law. This Agreement shall be interpreted and construed by the laws of the State of New York, without regard to conflict of laws provisions. The Company and Mr. Reding hereby irrevocably submit to and acknowledge and recognize the exclusive jurisdiction of the courts of the State of New York, or if appropriate, a federal court located in New York (which courts, for purposes of this Agreement, are the only courts of competent jurisdiction) over any suit, action or other proceeding arising out of, under or in connection with this Agreement or the subject matter hereof.

     17. Acknowledgments. Mr. Reding acknowledges that he has been given at least twenty-one (21) days to consider this Agreement (or a prior version of this Agreement, with the parties agreeing that any changes, material or immaterial, made to this agreement during the course of their negotiations did not restart the running of such 21-day period), and that the Company advised him to consult with an attorney of his own choosing prior to signing this Agreement. Mr. Reding understands that he may revoke this Agreement for a period of seven (7) days after he signs this Agreement by notifying Solomon S. Steiner in writing, and the Agreement shall not be effective or enforceable until the expiration of this seven (7) day revocation period. Mr. Reding understands and agrees that by entering into this Agreement, he is waiving any and all rights or claims he might have under the Age Discrimination in Employment Act, as amended by the Older Workers Benefits Protection Act, and that he has received consideration beyond that to which he was previously entitled.
     18. Voluntary Assent. Mr. Reding affirms that no other promises or agreements of any kind have been made to or with him by any person or entity whatsoever to cause him to sign this Agreement, and that he fully understands the meaning and intent of this Agreement. Mr. Reding states and represents that he has had an opportunity to fully discuss and review the terms of this Agreement with an attorney. Mr. Reding further states and represents that he has carefully read this Agreement, understands the contents herein, freely and voluntarily assents to all of the terms and conditions hereof, and signs his name of his own free act.
     19. Tax Acknowledgement. In connection with the payments and consideration provided to Mr. Reding pursuant to this Agreement, the Company shall withhold and remit to the tax authorities no more than the minimum amounts required under applicable law, and Mr. Reding shall be responsible for all applicable taxes with respect to such payments and consideration under applicable law. The Company shall issue Forms 1099 to Mr. Reding and to Miller & Wrubel P.C. in connection with the attorneys’ fees to be paid by the Company on Mr. Reding’s behalf pursuant to Section 3 of this Agreement. Mr. Reding acknowledges that he is not relying upon the advice or representation of the Company with respect to the tax treatment of any of the payments set forth in Sections 2 or 3 of this Agreement. Mr. Reding further agrees to indemnify and defend the Company for any tax payment (including, but not limited to, any interest or penalties) due or paid by the Company on payments made by the Company to Mr. Reding or on his behalf.
     20. Section 409A. This Agreement is intended to comply with the provisions of Section 409A and this Agreement shall, to the extent practicable, be construed in accordance therewith. Terms defined in this Agreement shall have the meanings given such terms under Section 409A if and to the extent required to comply with Section 409A. In any event, except as set forth in this Section, the Company makes no representations or warranty and shall have no liability to Mr. Reding or any other person, other than with respect to payments made by the Company in violation of the provisions of this Agreement, if any provisions of or payments under this Agreement are determined to constitute deferred compensation subject to Section 409A but not to satisfy the conditions of that section. Notwithstanding the preceding sentence, the Company agrees to increase any benefits and payments that become or are treated as subject to the additional taxes, interest and penalties under Section 409A solely as a result of the benefits and payments provided under Sections 2(e) and 2(f), within five (5) business days after payment by Mr. Reding of such additional taxes, interest or penalties, such that the net amount retained by Mr. Reding after deduction of any additional taxes, interest or penalties imposed under Section 409A, and any federal, state and local income tax, employment tax, excise tax, interest and penalties imposed upon the gross-up, shall be equal to the payment before the taxes, interest and penalties imposed under Section 409A and the gross-up; provided, however, that nothing in this sentence shall be construed to require a payment or gross-up by the Company of the amounts to be taken into income under Section 409A(a)(1)(A) as opposed to any interest and penalties triggered by Section 409A(a)(1)(A).
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     IN WITNESS WHEREOF, all parties have set their hand and seal to this Agreement as of the date written below.

F. SCOTT REDING

/s/ F. Scott Reding		Date:	November 14, 2007

BIODEL INC.

By:	/s/ Solomon S. Steiner	Date:	November 14, 2007

Solomon S. Steiner Chairman, President & Chief Executive Officer

Attachment A
Mr. Reding made many important contributions to Biodel during his tenure as Chief Financial Officer, among which was his leadership in the Company’s highly successful Initial Public Offering.
Mr. Reding played an important role in the growth of the Company.
The Company thanks him for his efforts on behalf of the organization and wishes him well in his future endeavors.